Exhibit 10.1

MUTUAL AGREEMENT OF SEPARATION AND GENERAL RELEASE

This Mutual Agreement of Separation and General Release (the “Agreement”) is entered into by and between Primoris Services Corporation (referred to throughout this Agreement as “Employer”) and John F. Moreno, Jr. (“Employee”).  The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.

1.Recitals.

This Agreement is made with reference to the following facts:

(a)Employee was formerly employed by Employer and subject to that certain Amended and Restated Employment Agreement effective April 1, 2022 (“2022 Employment Agreement”) containing a: (1) confidential information provision in Section 11; (2) covenant not to compete in Section 12(a)(i); (3) non-solicitation provisions in Section 12(a)(ii) – (iii); and (4) a non-disparagement provision in Section 12(c);
(b)In March 2023 Employer issued Employee Restricted Stock Units (“RSUs”) under an RSU Agreement;
(c)Employee’s last day of employment with Employer was May 22, 2023 (“Separation Date”);
(d)There is a dispute or controversy between the Parties regarding the separation of Employee’s employment from Employer (the “Controversy”); and
(e)There has been no determination on the merits of the Controversy but, in order to avoid additional cost and the uncertainty of arbitration or litigation, Employee and Employer have agreed, subject to the provisions in Paragraph 5 below, to resolve any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against Employer and/or Employer’s direct and indirect past, present, and future parent corporation, affiliates, subsidiaries, partners, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors, and assigns, and their current and former employees, attorneys, officers, owners, shareholders, members, managers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Employer Releasees”), and Employer may have against Employee and/or Employee’s dependents, successors, assigns, heirs, executors, and administrators (and Employee’s legal representatives of every kind) (collectively referred to throughout the remainder of this Agreement as “Employee Releasees”) as of the date of execution of this Agreement.

2.Consideration/Indemnification for Tax Consequences and Liens.

In consideration for the Parties signing this Agreement, and complying with its terms and subject to the revocation language below, if any:

(a)Employer agrees to:
(i)	Release Employee from the covenant not to compete in Section 12(a)(i) of the 2022 Employment Agreement;
(ii)	Allow Employee to retain his Employer issued cellular phone and iPad, so long as Employee changes his service provider to an Employee funded plan within one (1) week of the Separation Date;
(iii)	Pay the total gross sum of ONE MILLION FIVE HUNDRED AND FIFTY THOUSAND DOLLARS AND NO CENTS ($1,550,000) (the “Settlement Payment”), a portion of which shall be paid through the accelerated vesting of RSUs previously awarded to Employee in March 2023 under an RSU Agreement, with the balance payable in cash. The cash portion of the Settlement Payment will be made as follows: In connection with the Parties Controversy, Employer will deliver a check to Moreno’s attorney made payable to “John F. Moreno, Jr.” in the amount of One Million Four Thousand One Hundred and Eighty-Four Dollars and Seventy-Four Cents ($1,004,184.74). The RSUs portion of the Settlement Payment will be issued by Continental Stock Transfer & Trust Company. The RSUs issued were 19,819 shares at a value of $545,815.26 calculated pursuant to the share price at market close on the Separation Date. Employee understands, acknowledges, and agrees that the vesting of the shares under the RSU Agreement are accelerated, and all other shares issued under other, or previous RSU or PSU Agreements are forfeited; and
(iv)	Issue to Employee any IRS Form 1099 required in connection with this Settlement Payment and Employee will be exclusively responsible for any taxes due on such amounts.
(b)Employee agrees that Employee is responsible for all applicable taxes, if any, as a result of the receipt of the monies set out in Paragraph 2(a)(iii).  Employee understands and agrees Employer is providing Employee with no representations regarding tax obligations or consequences that may arise from this Agreement.  Employee, for Employee and Employee’s dependents, successors, assigns, heirs, executors, and administrators (and Employee’s legal representatives of every kind), agrees to indemnify and hold the Employer Releasees harmless for the amount of any taxes, penalties, or interest that may be assessed by any governmental tax authority against any of the Employer Releasees in connection with such governmental authority’s determination that Employer or any of the other Employer Releasees were required to, but failed to, withhold or report the correct amount of income or employment taxes from the payments made to Employee or Employee’s Counsel pursuant to Paragraph 2(a)(iii) of this Agreement.  Employee agrees that Employee shall indemnify the Employer Releasees for the full amount of such liability within thirty (30) days after receipt of notice from Employer or any of the other Employer Releasees of the assessment of such taxes, penalties, or interest.
(c)The Settlement Payment made by check set forth in Paragraph 2(a)(iii) will be delivered to Employee’s Counsel, Keith Clouse, at Clouse Brown PLLC, 1201 Elm Street, Suite 5250, Dallas, Texas 75270-2142.
3.No Consideration Absent Execution of this Agreement.

Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2(a) above, except for Employee’s timely execution of this Agreement and the fulfillment of the promises contained herein.

4.Disbursal of Settlement Funds/Dismissal of Action.
(a)The Settlement Payment described in Paragraph 2(a)(iii) will be sent within three (3) business days after the latest of the following have occurred:
(1)	counsel for Employer receives a copy of the Agreement signed by Employee;
(2)	counsel for Employer receives an executed W-9 Form from Employee’s Counsel;
(3)	counsel for Employer receives an executed W-9 Form from Employee; and
(4)	the revocation period following the signing of this Agreement has expired.
5.General Release, Claims Not Released and Related Provisions.
(a)General Release of All Claims by Employee.  Employee and Employee’s heirs, executors, administrators, successors, and assignors knowingly and voluntarily release and forever discharge Employer Releasees, of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Employer Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:
●	Title VII of the Civil Rights Act of 1964;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act of 1974 (“ERISA”);
●	The Internal Revenue Code of 1986;
●	The Immigration Reform and Control Act;
●	The Americans with Disabilities Act of 1990;
●	The Worker Adjustment and Retraining Notification Act;
●	The Fair Credit Reporting Act;

●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Genetic Information Nondiscrimination Act of 2008;
●	The Age Discrimination in Employment Act of 1967 (“ADEA”);
●	The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);
●	Families First Coronavirus Response Act;
●	Texas Commission on Human Rights Act;
●	Texas Health and Safety Code;
●	Texas Payday Act;
●	Texas Labor Code;
●	Texas Civil Practices and Remedies Code;
●	any other federal, state or local law, rule, regulation, or ordinance;
●	any public policy, contract, tort, or common law; or
●	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)General Release of All Claims by Employer. Employer knowingly and voluntarily releases and forever discharges Employee, of and from any and all claims, known and unknown, asserted or unasserted (except for the obligations specifically set forth in this Agreement as well as any state, federal or regulatory securities, commodities or banking laws and/or regulations), which Employer has or may have against Employee as of the date of execution of this Agreement, including, but not limited to, claims arising from Employee’s employment and/or separation from employment at Employer; any other federal, state or local law, rule, regulation, or ordinance, any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(c)Claims Not Released.  Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; or (v) any right or claim to indemnification, defense or applicable director and officer insurance coverage for prior acts or service to Employer.
(d)Governmental Agencies.  Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies.  In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality, limits on disclosure (Paragraph 6(a)), affirmations, non-disparagement and return of property clauses, prohibits Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or

(3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.  Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.
(e)Collective/Class Action Waiver and Jury Waiver.  If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Employer Releasee identified in this Agreement is a party.  Similarly, as to any such claim against any Employer Releasee that is not otherwise released, Employee waives Employee’s right to a jury trial subject to applicable law.
6.Filing.

The Parties further agree that a fully executed version of this Agreement including any attachments, may be filed in any court of competent jurisdiction if such filing is required to affect the intent of the Parties, provided the Party filing this Agreement undertakes reasonable measures to maintain its confidentiality.

7.Acknowledgements and Affirmations.
(a)Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.  Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(b)Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment.  Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.
(c)Employee further affirms that Employee has no known workplace injuries or occupational diseases.
(d)Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information. Employee reaffirms his commitments contained in the Employment Agreement Sections 12(a)(ii) and (iii), which state: 12(a)(ii) “Employee will not, directly or indirectly, (i) employ, or permit any company or business directly or indirectly controlled by Employee to employ, any Person who is reemployed by any member of the Company Group; (ii) interfere with or attempt to disrupt the relationship, contractual or otherwise, between any member of the Company Group and any of their respective employees; (iii) solicit or in any manner seek to induce any employee of any member of the Company Group to terminate his, her or its employment or engagement with the Company Group; or (iv) solicit any customers or customer prospects of Employer or any of its Affiliates unless such solicitation is not related to the Business; and 12(a)(iii) “Employee will not use Confidential Information to induce, attempt to induce or knowingly encourage any Customer of the Company Group to divert any business or income from the Company Group, or to stop or alter the manner in which they are then doing business with the Company Group.”
(e)Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(f)Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting or objecting to any such allegations internally to Employer.
(g)Employee shall not apply for, or accept, employment or other work engagement (including, for example, as an independent contractor or temporary worker) with Employer or any Releasee under any circumstances because of, among other things, irreconcilable differences with Employer.  Employee agrees that, if Employee accepts employment or other work engagement with any Employer Releasee in contravention of this Agreement, such Employer Releasee may terminate Employee’s employment or work engagement immediately and Employee shall have no claim against such Releasee, in law or equity, related to such termination (to the fullest extent permitted by law).
(h)Employee affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.
(i)Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.
8.Return of Property.

Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.

Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

9.Non-Disparagement.

Employee agrees to refrain from making statements that are, directly or indirectly maliciously disparaging or defamatory about Employer Releasees, or Employer Releasees’ customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means.  This provision does not prohibit Employee from making truthful statements about the terms or conditions of Employee’s employment, or from exercising Employee’s rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations.

10.Neutral Reference.

Employee will direct all requests for references to Employer’s Human Resources Department, which shall provide Employee’s dates of employment and job title.

A failure by Employee, or anyone seeking a reference at Employee’s direction or request, to direct requests for reference pursuant to this paragraph to Employer’s Human Resources Department as referenced above shall constitute a waiver by Employee of the requirement that Employer fulfill its obligations under this paragraph.  Employer’s Human Resources Department shall only provide Employee’s dates of employment and job title.

11.Medicare Secondary Payer Rules.

Employee affirms that as of the date Employee signs this Agreement, Employee is not Medicare eligible (i.e., is not 65 years of age or older; is not suffering from end stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.).  Nonetheless, if the Centers for Medicare & Medicaid Services (CMS) (this term includes any related agency representing Medicare’s interests, as well as any insurance carrier providing benefits under Medicare Part C or Part D) determines that Medicare has an interest in the payment to Employee under this Agreement, Employee agrees to (i) indemnify, defend and hold Employer Releasees harmless from any action by CMS relating to medical expenses of Employee, (ii) reasonably cooperate with Employer Releasees upon request with respect to any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, if applicable, and any claim that the CMS may make and for which Employee is required to indemnify Employer Releasees under this paragraph, and (iii) waive any and all future actions against Releasees for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

12.Governing Law and Interpretation.

This Agreement shall be governed and conformed in accordance with the laws of Texas without regard to its conflict of laws provision.

13.No Admission of Wrongdoing.

The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer Releasees or Employee Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.Amendment.

This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

15.Entire Agreement.

This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any arbitration, intellectual property, restrictive covenant (other than the noncompete provision in Section 12(a)(i) of the 2022 Employment Agreement released herein), non-solicitation, nondisclosure, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms.  The Parties acknowledge that the Parties hereto have carefully reviewed this Agreement, that they fully understand its terms, that the sought and obtained independent legal advice with respect to the negotiation and preparation of this Agreement, that this Agreement has been negotiated and prepared by the joint efforts of the respective attorneys for each of the Parties, and that Parties have relied wholly upon their own judgment and knowledge and the advice of their respective attorneys.  The Parties also acknowledge the contested and adversarial nature of the Controversy and stipulate in executing this Agreement they have not relied on any representations, promises, or agreements of any kind made by any other Party, its/his agents, representatives, or attorneys with regard to (1) facts underlying the Controversy, (2) the subject matter or effect of this Agreement, or (3) any other facts or issues which might be deemed material to the decision to enter into this Agreement, except for those set forth in this Agreement.

16.Counterparts and Signatures.

This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument.  A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail, or which is made electronically, will have the same effect as the original signature.

17.Mutual Negotiation.

This Agreement was the result of negotiations between the Parties and their respective counsel.  In the event of vagueness, ambiguity, or uncertainty, this Agreement shall not be construed against the Party preparing it but shall be construed as if both Parties prepared it jointly.

18.Third Party Beneficiaries.

All Releasees are third party beneficiaries of this Agreement for purposes of the protections offered by this Agreement, and they shall be entitled to enforce the provisions of this Agreement applicable to any such Releasee as against Employee or any party acting on Employee’s behalf.

19.Arbitration

Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with the Employer, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statue, common law or public policy, including any state or federal statutory claims, shall be submitted to final and binding arbitration in Dallas County, Texas, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator elected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”).  The Parties further agree the final arbitration hearing shall commence within ninety (90) days after the arbitrator is appointed by JAMS or the AAA.  Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. Secs., 1-16).  Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Should any provision of this Agreement be declared illegal or unenforceable by the Arbitrator and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  Should the Arbitrator declare or find the general release in this Agreement to be unenforceable for any reason, Employee agrees to promptly sign a replacement in a form provided by Employer.  Notwithstanding the foregoing, final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provide by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction.  The Parties acknowledge and agree that they are hereby waiving any rights to trial by a jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.  Subject to the provisions of Section 20, the Parties shall each pay their own arbitration expenses, deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.

20.Attorneys’ Fees.

In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest form the date of the breach at the maximum rate of interest allowed by law.  For the purposes of this Section 21: (a) attorneys’ fees shall include fees incurred in the following: (i) post judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third-party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing party” shall mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

21.Section Numbers and Headings.

Section numbers and section titles have been set forth herein for convenience only, and they shall not be construed to limit or extend the meaning or interpretation of any party of this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND HAS IN FACT OBTAINED LEGAL REPRESENTATION ABOUT THE DECISION TO ENTER INTO THIS AGREEMENT BY EMPLOYEE’S COUNSEL KEITH CLOUSE, AND SO DOING, ENTERS INTO THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO JOHN PERISICH AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE RECEIVED BY JOHN PERISICH OR HIS/HER DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

JOHN F. MORENO, JR.	PRIMORIS SERVICES CORPORATION
By: /s/ John F. Moreno, Jr.	By: /s/ John Perisich
Print Name: John F. Moreno, Jr.	Print Name: John Perisich
Title: Executive Vice President and Chief Legal Officer

Date: May 25, 2023	Date: May 25, 2023